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                                                                   EXHIBIT 2.1.3

                                FORM OF SECURED NOTE

$___________                                                    Denver, Colorado
                                                           _______________, 2003

For value received, the undersigned, CENTENNIAL SPECIALTY FOODS CORPORATION, a Delaware corporation (the "Borrower"), hereby promises to pay on the Maturity Date under the Loan Agreement (defined below), to the order of [JAMES E. LEWIS or JANIS M. LEWIS] (the "Lender"), at any place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of ___________________________ Dollars ($___________) or, if less, the aggregate unpaid principal amount owed to Lender by the Borrower under this Secured Note pursuant to the Loan Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Secured Note is fully paid at the rate from time to time in effect under the Senior Loan Agreement of even date herewith (as the same may hereafter be amended, supplemented or restated from time to time, the "Loan Agreement") by and between the Lender, [JAMES E. LEWIS or JANIS M. LEWIS] and the Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Loan Agreement. This Secured Note may be prepaid only in accordance with the Loan Agreement.

This Secured Note is issued pursuant, and is subject, to the Loan Agreement, which provides, among other things, for acceleration hereof. This Secured Note is one of the several Secured Notes referred to in the Loan Agreement. This Secured Note is secured by all of the assets of the Borrower and its subsidiaries, now in existence or hereafter acquired, pursuant to the terms of the Loan Agreement, and one or more other guaranty agreements, security agreements, mortgages, deeds of trust, assignments or other instruments or agreements (all of which are referenced in the Loan Agreement).

The Borrower hereby agrees to pay all costs of collection, including attorneys' fees and legal expenses in the event this Secured Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

                                     CENTENNIAL SPECIALTY FOODS
                                     CORPORATION

                                     By ______________________________________
                                     Its _______________________________________